Exhibit 99.1

Claymont Steel Holdings Announces Promotion of Allen Egner to Interim Chief Financial Officer, Resignation of David Clark

CLAYMONT, Del., Oct 24, 2007 (PrimeNewswire via COMTEX News Network)—Claymont Steel Holdings, Inc. (Nasdaq:PLTE) announced today that Allen Egner, the Company’s Vice President of Finance, will assume the role of Chief Financial Officer on an interim basis, as a result of the resignation of David Clark. Mr. Egner, who prior to the appointment of David Clark as CFO, was the Company’s highest ranking financial officer, has held a variety of finance positions with Claymont Steel since 1989 and has over 30 years of experience in the steel industry. Mr. Clark will be leaving the Company in several weeks to pursue other opportunities.

“Based on his deep knowledge of the Company’s business, processes and financial reporting, the Board and I have every confidence in Allen’s ability to provide financial leadership for the organization. While we intend to run a rigorous process before making a permanent appointment, Allen will undoubtedly present a very strong candidacy for the search committee to consider,” said Jeff Bradley, Claymont’s Chief Executive Officer. “In addition we want to thank David Clark for the significant contributions that he has made in his short time here and we wish him well in his future endeavors.”

Forward-Looking Statements

This press release may contain forward-looking statements that are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements of future goals and similar statements other than historical facts constitute forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, which are described in Claymont Steel’s filings with the Securities and Exchange Commission. The actual results may differ materially from any forward-looking statements due to such risks and uncertainties. Claymont Steel undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.